SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 27, 2004

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan	000-14209	38-2633910
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification no.)

311 Woodworth Avenue	48801
Alma, Michigan (Address of principal executive office)	(Zip Code)

Registrant’s telephone number,
including area code: (989) 463-3131

Item 7.	Financial Statements and Exhibits.

Exhibit

99.1 Press release dated July 27, 2004 with respect to third quarter cash dividend.

Item 9.	Regulation FD Disclosure.

On July 27, 2004, Firstbank Corporation issued a press release announcing a $0.21 per share quarterly cash dividend to be paid September 16, 2004 to shareholders of record as of August 27, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 27, 2004	FIRSTBANK CORPORATION (Registrant) By: /s/ Thomas R. Sullivan Thomas R. Sullivan President and CEO

EXHIBIT INDEX

99.1            Press Release dated July 27, 2004 with respect to second third quarter cash dividend.

EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Date Submitted: July 27, 2004 NASDAQ Symbol: FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces Third Quarter Cash Dividend

Alma, MI (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.21 per share quarterly cash dividend will be paid September 16, 2004, to shareholders of record as of August 27, 2004.

The rate of $0.21 per share is unchanged from the rate paid in June of 2004. Combined with the impact of the 5% stock dividend paid on December 31, 2003, the cash dividend to be paid on September 16, 2004, represents a 10.3% increase in dividends per share compared to the year-ago level.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $772 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank — Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management, MML Investors Services, Inc., and Raymond James Financial Services Inc.